Exhibit 4.27
GAMES TRADER INC.
INCENTIVE STOCK OPTION PLAN

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) made as of the              day of                      , 19        . Unless otherwise defined herein, the terms defined in the Amended and Restated Incentive Stock Option Plan approved by the Board of Directors of Games Trader Inc. on June 23, 1999, as from time to time amended or supplemented (the “Plan”) shall have the same defined meanings in this Agreement.

BETWEEN:

GAMES TRADER INC., a Corporation duly incorporated under the laws of Canada,

(hereinafter called the “Corporation”)

OF THE FIRST PART

AND:

                         (name of director, officer, employee of the Corporation or any other person providing ongoing management or consulting services to the Corporation), of the city of                                 , in the Province/State of                                 .

(hereinafter called the “Optionee”)

OF THE SECOND PART

THIS AGREEMENT WITNESSETH that in consideration of the sum of One Dollar ($1.00) now paid by the Optionee to the Corporation and consideration for services received by the Corporation, the receipt and sufficiency of which is hereby acknowledged, and of the mutual convents hereinafter contained, the parties hereto agree as follows:

1.  The Corporation, upon recommendation from the board of directors, hereby grants to the Optionee an irrevocable option (hereinafter called the “Option”) to purchase                  common shares from the unissued and authorized capital of the Corporation as evidenced by option certificate no.                  (the “Option Certificate”, attached hereto as Schedule “A”), all of which common shares may be purchased by the exercise of the Option, pursuant to the execution of an exercise notice (the “Exercise Notice”, attached hereto as Schedule “B”), as follows (hereinafter called the “Optioned Shares):

As to this Number of Optioned Shares	Options Exercisable After
,19
,19
,19

at the purchase price of $     (the “Exercise Price”) per common share of the Corporation (which price shall not be less than the closing price as determined pursuant to section 3.7 of Article III of the Plan payable prior to 4:30 p.m. (Toronto time)         ,      (maximum of five years from the date of this Agreement, hereinafter called the “Expiry Date”) in accordance with the terms of the Plan and this Agreement. On the Expiry Date the Option shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which the Option hereby granted has not then been exercised.

2.  In the event of the death of the Optionee, the legal personal representative of the Optionee may exercise the Option in respect of any or all of the remaining Optioned Shares, that could have been exercised at the date of death of the Optionee, within ninety (90) days following the death of the Optionee.

3.  The Corporation shall have the power, in the event of any disposition of substantially all of the assets of the Corporation, on the dissolution, merger, amalgamation or consolidation of the Corporation, with or into any other corporation, or the merger, amalgamation or consolidation of any other corporation into the Corporation to amend this Agreement to permit the exercise of any or all of the remaining Optioned Share prior to the completion of any such transaction. If the Corporation shall exercise such power, the Option shall be deemed to have been amended and permit the exercise thereof in whole or in part by the Optionee at any time or from time to time as determined by the Corporation prior to the completion of such transaction.

4.  The Corporation shall have the power, in the event of any change in control of the Corporation to amend this Agreement to permit the exercise of any or all of the remaining Optioned Shares as determined pursuant to section 7.1 of Article VII of the Plan.

5.  In the event of the termination of Optionee’s services to or position with the Corporation prior to the Expiry Date, the Option shall, upon the day which is ninety (90) days following the termination or cessation of services or position, cease and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares which could have been exercised at the date of termination of services or position, in respect of which the Option has not previously been exercised.

6.  (a) Subject to the foregoing provisions, the Option shall be exercisable at any time and from time to time as aforesaid by the Optionee giving an Exercise Notice to the Corporation in writing specifying therein the number of Optioned Shares in respect of which the Option is being exercised, accompanied by payment in cash, certified cheque, bankers’ draft or telegraphic transfer of funds payable to the order of the Corporation, at par in Brampton, Ontario in full payment of the purchase price for such number of Optioned Shares so specified therein; and

(b)  Upon any exercise of the Option as aforesaid, the Corporation shall forthwith cause the Transfer Agent and Registrar of the Corporation to deliver to the Optionee, or the Optionee’s legal personal representative or as they may otherwise in writing direct in the Exercise Notice, within fourteen (14) days following the receipt by the Corporation of payment for the Optioned Shares, a certificate or certificates representing in the aggregate such number of Optioned Shares as the Optionee or the Optionee’s legal personal representative shall have then paid for.

7.  Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and pay for any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised the Option in the manner herein provided and described in subsection 6(a) hereof.

8.  In the event of:

(a)  any subdivision, redivision or change of the common shares of the Corporation at any time prior to the Expiry Date into a greater number of common shares, the Corporation shall deliver, at the time of any exercise thereafter of the Option, such additional number of share as would have resulted from such subdivision, redivision or change if the exercise of the Option had been made prior to the date of such subdivision, redivision or change;

(b) any consolidation or change of the common shares of the Corporation at any time prior to the Expiry Date into a lesser number of common shares, the number of shares deliverable by the Corporation on any exercise thereafter of the Option shall be reduced to such number of shares as would have resulted from such consolidation or change if the exercise of the Option had been made prior to the date of such consolidation or change;

(c)  any reclassification of the common shares of the Corporation at any time outstanding or change of the common shares into other shares and/or other securities or properties, or in case of the consolidation, amalgamation or merger of the Corporation with or into any other corporation (other than a consolidation, amalgamation or merger which does not result in a reclassification of the outstanding common shares or a change of the common shares into other shares), or in case of any transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another Corporation at any time prior to the Expiry Date, the Purchaser shall be entitled to receive, and shall accept, in lieu of the number of common shares to which he was theretofore entitled upon exercise of the Option, the kind and amount of shares and other securities or property which such holder would have been entitled to receive as a result of such reclassification, change, consolidation, amalgamation, merger or transfer if, on the effective date thereof, he had been the holder of the number of common shares to which he was entitled upon the exercise of the Option.

9.  The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares, including any right to receive dividends or other distributions therefrom or thereon, other than in respect to Optioned Shares in respect of which the Optionee shall have exercised the Option to purchase hereunder and which the Optionee shall have actually taken upon and paid for.

10.  Any notice required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered or given by registered mail, postage prepaid, addressed, if to the Optionee at

Street:
City:
Prov/State:
Phone:
Fax:

and if to the Corporation:

8 Kenview Blvd. Brampton, Ontario L6T 5E4

Attention: Peter Kozicz, President and Chief Executive Officer

Phone: (905) 799-4700 Fax: (905) 799-4799

Any such notice delivered shall be deemed to be received on the date of delivery or, given by mailing as aforesaid shall be deemed to have been given on the fifth business day after the date of such mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

11.  Time shall be of the essence of this Agreement

12.  The language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent and no rule of strict construction will applied against any such party.

13.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

14.  This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the applicable laws of Canada.

15.  This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and undertakings, oral or written, between the parties hereto with respect to the subject matter hereof.

16.  This Agreement shall enure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Optionee and the Optionee’s legal personal representative. This Agreement shall not be assignable or transferable by the Optionee or by the Optionee’s legal personal representative.

17.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

18.  In the event of any dispute, conflict or discrepancy involving any matter in respect of this Agreement, the Option Certificate, the Exercise Notice and/or the Plan, the Plan and the records of the Corporation shall prevail.

19.  This Agreement may be signed by facsimile communication.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

GAMES TRADER INC.

Per:
Peter Kozicz President and Chief Executive Officer

OPTIONEE:

WITNESS	Name: